Part II	Exhibit 15.1
Letter re: Unaudited Interim Financial Information

November 8, 2016

The Board of Directors and Shareholders:
CVS Health Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470, 333-141481, 333-167746 and 333-208805 on Form S-8, Nos. 333-187440 and 333-200217 on Form S-3ASR, Nos. 333-205156 and 333-210872 on Form S-3 and No. 333-210873 on Form S-4) of CVS Health Corporation of our reports dated May 3, 2016, August 2, 2016 and November 8, 2016 relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that are included in its Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts